Exhibit (l)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 42 to the Registration Statement on Form N-4 (No. 333-59717) (the “Registration Statement”) of our report dated March 18, 2024 relating to the financial statements and financial statement schedules of Equitable Financial Life Insurance Company of America and consent to the incorporation by reference in the Registration Statement of our report dated April 12, 2024 relating to the financial statements of each of the variable investment options of Equitable America Variable Account A indicated in our report. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

 /s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
April 23, 2024

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